CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts”, “Appointment of the Independent Registered Public Accounting Firm” and “Financial Highlights” and to the use of our report dated April 25, 2013 for Nuveen California Dividend Advantage Municipal Fund, Nuveen California Performance Plus Municipal Fund, Inc., Nuveen California Municipal Market Opportunity Fund, Inc., Nuveen California Investment Quality Municipal Fund, Inc., Nuveen California Select Quality Municipal Fund Inc., and Nuveen California Quality Income Municipal Fund, Inc. in the Registration Statement (Form N-14) and related Joint Proxy Statement/Prospectus and Statement of Additional Information of Nuveen California Dividend Advantage Municipal Fund filed with the Securities and Exchange Commission in this initial filing to the Registration Statement under the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

November 18, 2013